    As filed with the Securities and Exchange Commission on January 31, 2000
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            THE ALLSTATE CORPORATION
             (Exact name of Registrant as specified in its charter)

                  DELAWARE                                      36-3871531
       (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                       Identification No.)
              2775 SANDERS ROAD                           MICHAEL J. MCCABE, ESQ.
         NORTHBROOK, ILLINOIS 60062                 VICE PRESIDENT AND GENERAL COUNSEL
               (847) 402-5000                            THE ALLSTATE CORPORATION
 (Address, including zip code, and telephone                 2775 SANDERS ROAD
                    number,                             NORTHBROOK, ILLINOIS 60062
    including area code, of Registrant's                      (847) 402-5000
         principal executive offices)             (Name, address, including zip code, and
                                                             telephone number,
                    6331                        including area code, of agent for service)
              (Primary Standard
   Industrial Classification Code Number)

                                   Copies to:

                            JOHN M. SCHWOLSKY, ESQ.
                            JOSEPH D. FERRARO, ESQ.
                     LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                              125 WEST 55TH STREET
                            NEW YORK, NY 10019-5389
                                 (212) 424-8000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                                              PROPOSED                AMOUNT OF
TITLE OF EACH CLASS OF                                   MAXIMUM AGGREGATE         REGISTRATION FEE
SECURITIES TO BE REGISTERED                            OFFERING PRICE (1)(2)
-------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share, including
associated preferred share purchase rights                  $103,500,000               $27,324
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) Including an indeterminate number of shares of Allstate common stock as may become issuable as a result of anti-dilution adjustments, if any.
(2) Pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is equal to the purchase price to be paid by holders of FELINE PRIDES to settle underlying purchase contracts in exchange for a number of shares of common stock equal to the applicable settlement rate.
                            ------------------------

    THE REGISTRANT MAY HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED JANUARY 31, 2000

ALLSTATE LOGO

                                7,398,387 SHARES

                            THE ALLSTATE CORPORATION

                                  Common Stock
                           (par value $.01 per share)

                            ------------------------

     This prospectus relates to up to 7,398,387 shares of Allstate common stock issuable from time to time upon settlement of the purchase contracts underlying the outstanding 2,070,000 FELINE PRIDES, stated amount $50, of American Heritage Life Investment Corporation and AHL Financing, plus any additional shares of Allstate common stock as may become issuable as a result of any anti-dilution adjustments.

     On October 31, 1999, American Heritage Life became a wholly owned subsidiary of The Allstate Corporation through the merger of American Heritage Life with and into A.P.L. Acquisition Corporation, a subsidiary of Allstate. After the merger, A.P.L. Acquisition Corporation changed its name to American Heritage Life Investment Corporation and assumed all obligations of the former American Heritage Life under the FELINE PRIDES. Allstate became a co-obligor with respect to those obligations of American Heritage Life and, as required by the terms of the FELINE PRIDES' purchase contract agreement, Allstate agreed to issue its common stock upon settlement of the FELINE PRIDES purchase contracts.

     Allstate common stock is listed on the New York Stock Exchange under the trading symbol "ALL" and on January 25, 2000 its closing price was $22 15/16 per share, as reported in The Wall Street Journal.

     This prospectus does not cover any resales of the Allstate common stock received upon settlement of the purchase contracts underlying the FELINE PRIDES. No person is authorized to make any use of this prospectus in connection with any resale or in connection with any other transaction or the offer or sale of any other securities.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

                  Prospectus dated                     , 2000

     No person has been authorized to give any information or to make any representation not contained in this prospectus. You must not rely on any unauthorized information or representations. The information contained in this prospectus is current only as of its date.

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Where You Can Find More Information...      2
Special Note Regarding Forward-Looking
  Statements..........................      3
The Allstate Corporation..............      4
Use of Proceeds.......................      4
Market Prices of Allstate Common
  Stock...............................      5

                                          PAGE
                                          ----
Settlement of the American Heritage
  Life FELINE PRIDES..................      5
Description of Allstate Common
  Stock...............................      7
Plan of Distribution..................      9
Legal Matters.........................      9
Experts...............................      9

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register shares of Allstate common stock issuable upon settlement of the purchase contracts underlying the outstanding FELINE PRIDES of American Heritage Life, Allstate (as co-obligor) and AHL Financing. This prospectus forms a part of that registration statement and does not contain all of the information in the registration statement or the exhibits to the registration statement.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may review a copy of those reports, statements or other information at the Securities and Exchange Commission's public reference rooms at the following locations:

Public Reference Room            New York Regional Office         Chicago Regional Office
450 Fifth Street, N.W.           7 World Trade Center             Citicorp Center
Room 1024                        Suite 1300                       500 West Madison Street
Washington, D.C. 20549           New York, NY 10048               Suite 1400
                                                                  Chicago, IL 60661-2511

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission Corporation at "http://www.sec.gov." Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

THE ALLSTATE CORPORATION FILINGS

(File No. 001-11840)                             Period or Date Filed
-----------------------                          ---------------------
Annual Report on Form 10-K                       Fiscal Year ended December 31, 1998
Quarterly Reports on Form 10-Q                   Quarters ended March 31, 1999, June 30, 1999
                                                   and September 30, 1999
Proxy Statement                                  1999 Notice of Annual Meeting and Proxy
                                                   Statement
Current Reports on Form 8-K or Form 8-K/A        Filed February 19, 1999, June 4, 1999, July
                                                   12, 1999, July 14, 1999, September 3, 1999,
                                                   September 24, 1999, October 12, 1999,
                                                   October 26, 1999, November 2, 1999,
                                                   November 12, 1999, November 23, 1999 and
                                                   January 13, 2000

     We are also incorporating by reference additional documents that we will file before the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can request a free copy of any or all of these documents, other than the exhibits to those documents, unless those exhibits are specifically incorporated by reference into these documents, by writing to or calling the following address or telephone number:

                         Investor Relations Department
                            The Allstate Corporation
                               3075 Sanders Road
                        Northbrook, Illinois 60062-7127
                           Telephone: (800) 416-8803

     You should rely only on the information contained or incorporated by reference in this prospectus before deciding how and when to settle the purchase contracts underlying the FELINE PRIDES and purchase the shares of Allstate common stock being sold by this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this
prospectus. This prospectus is dated                     , 2000. You should not
assume that the information contained in this prospectus is accurate as of any date other than that date unless the information specifically indicates that another date applies. If you are in a jurisdiction where it is unlawful to offer to convert or sell or to ask for offers to convert or buy the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this prospectus does not extend to you.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference contain "forward-looking statements" that anticipate results based on management's plans that are subject to uncertainty. Forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like "plans", "expects", "will", "anticipates", "estimates"and other words of similar meaning. These statements may address, among other things, our strategy for growth, product development, regulatory approvals, market position, expenditures, financial results and the effect of any ongoing Year 2000 readiness issues. Forward-looking statements are based on current expectations of future events. We cannot guarantee that any forward-looking statement will be accurate, although we believe that it has been reasonable in its expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could differ materially from our projections. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments. We note the factors described in our incorporated documents that could cause actual results to differ materially, as contemplated by the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of any document we incorporate by reference, the date of that document. Investors also should understand that it is not possible to predict or identify all factors and should not consider this to be a complete statement of all potential risks and uncertainties.

                            THE ALLSTATE CORPORATION

     We are a holding company for Allstate Insurance Company (AIC). We are the nation's largest publicly held personal lines insurance company based on statutory premiums earned as of December 31, 1998. AIC's main business units include Allstate Personal Property and Casualty, which provides insurance for more than 14 million households and has more than 15,600 agents in the U.S. and Canada, and Allstate Life and Savings, which markets a number of life insurance and savings products under a variety of brands through a number of channels and is currently the nation's 17th largest life insurance business based on ordinary life insurance in force as of December 31, 1998.

     We were incorporated in Delaware on November 5, 1992. Our executive offices are located at 2775 Sanders Road, Northbrook, Illinois 60062. Our telephone number is (847) 402-5000.

     As a holding company with no significant business operations of our own, we rely on dividends from AIC as the principal source of cash to meet our obligations, including the payment of principal of and any interest on our debt obligations, and to pay dividends to our stockholders. AIC is regulated as an insurance company in Illinois. Under Illinois law, AIC may not pay a dividend without notifying the Illinois Department of Insurance and providing certain information. Furthermore, Illinois law requires AIC to notify and receive approval from the Director of the Illinois Department of Insurance for the declaration or payment of any dividend, which together with other dividends or distributions made within the preceding twelve months, exceeds the greater of:

     - 10% of AIC's statutory surplus as of December 31 of the prior year; or

     - AIC's statutory net income for the twelve-month period ending December 31 of the prior year.

     Based on 1998 statutory net income, AIC had the ability to pay a maximum of $2.96 billion of dividends during 1999 without approval of the Illinois Department of Insurance. In the twelve months beginning January 1, 1999, AIC paid approximately $2.96 billion in dividends. AIC expects to be able to pay dividends, without the prior approval of the Illinois Department of Insurance, to us in April 2000 in an amount determined by the formula set forth above, updated based on 1999 statutory net income and statutory surplus amounts. The maximum amount of dividends allowable without prior approval will then be compared to dividends paid during the preceding twelve months to determine the amount remaining available to pay. The laws of the other jurisdictions which govern AIC's insurance subsidiaries generally contain similar limitations on the payment of dividends; however, in some jurisdictions the laws may be somewhat more restrictive.

                                USE OF PROCEEDS

     We will use the amounts received from the cash paid for the early settlement or cash settlement of the purchase contracts underlying the FELINE PRIDES, and the related issuance of Allstate common stock, for general corporate purposes, including our stock repurchase program and possible acquisitions. Pending such uses, we will invest any proceeds in income-producing securities. We will not receive any cash amounts from any holders of the FELINE PRIDES who do not settle the underlying purchase contracts early or with cash. Instead, in the case of Income PRIDES outstanding on August 16, 2000 that are not settled with cash, those holders' purchase contracts will be settled in exchange for the redemption of the related 6.75% Trust Originated Preferred Security, $50 liquidation amount, issued by AHL Financing. If any Growth PRIDES were created and are outstanding on August 16, 2000 and are not settled with cash, we will receive an amount of cash equal to the principal amount of the zero-coupon principal strips of the 8.75% U.S. Treasury Securities due August 15, 2000 then held as collateral. The aggregate amount of cash or principal amount of redeemed securities to be received by Allstate in exchange for the issuance of its common stock will be approximately $103,500,000, before expenses.

                     MARKET PRICES OF ALLSTATE COMMON STOCK

     Allstate common stock is listed and traded on the New York Stock Exchange and the Chicago Stock Exchange. The following table sets forth the quarterly dividends paid per share and the high and low sales prices per share on the New York Stock Exchange, adjusted to reflect a two-for-one stock split effective July 1, 1998, based upon information supplied by the New York Stock Exchange.

                                                            MARKET PRICE
                                                         -------------------            CASH DIVIDENDS
PERIOD                                                   HIGH            LOW              PAID/SHARE
------                                                   ----            ---            --------------
1998:
First Quarter........................................    $49 3/16        $40 15/16          $.1350
Second Quarter.......................................     50 1/8          44 1/8             .1350
Third Quarter........................................     52 3/8          36 1/16            .1350
Fourth Quarter.......................................     48 3/8          37                 .1350
1999:
First Quarter........................................    $41             $34 3/4            $.1500
Second Quarter.......................................     40 3/4          34 13/16           .1500
Third Quarter........................................     37 15/16        24 13/16           .1500
Fourth Quarter.......................................     30 9/16         22 7/8             .1500
2000:
First Quarter (through January 25, 2000).............    $25 3/16        $22 11/16             N/A

     On January 25, 2000, the last reported sale price of Allstate common stock on the New York Stock Exchange was $22 15/16.

             SETTLEMENT OF THE AMERICAN HERITAGE LIFE FELINE PRIDES

     The summary of the settlement of the purchase contracts underlying the FELINE PRIDES set forth below is not complete. This prospectus relates to our common stock to be issued in connection with the purchase contracts. For a description of the terms and conditions of the FELINE PRIDES, including the underlying purchase contracts, please see the prospectus dated June 23, 1997 of American Heritage Life and AHL Financing and those documents which were filed as exhibits to the registration statement relating to that prospectus (Registration No. 333-24153), as well as supplements to some of those documents which are filed as exhibits to the registration statement relating to this prospectus. You are encouraged to read those documents and supplements relating to the FELINE PRIDES.

GENERAL

     The FELINE PRIDES were issued and sold by American Heritage Life and AHL Financing in an underwritten registered public offering that commenced on June 24, 1997.

     On October 31, 1999, American Heritage Life became a wholly owned subsidiary of The Allstate Corporation through the merger of American Heritage Life with and into A.P.L. Acquisition Corporation, a subsidiary of Allstate. As a result of the merger, each outstanding share of American Heritage Life's common stock was converted into the right to receive shares of Allstate common stock worth $32.25, $32.25 in cash or a combination of Allstate common stock and cash worth $32.25.

     After the merger, A.P.L. Acquisition Corporation changed its name to American Heritage Life Investment Corporation and assumed all obligations of the former American Heritage Life under the FELINE PRIDES. Allstate became a co-obligor with respect to those obligations of American Heritage Life and, as required by the terms of the FELINE PRIDES' purchase contract agreement, Allstate agreed to issue its common stock upon settlement of the FELINE PRIDES purchase contracts.

     Each purchase contract underlying the FELINE PRIDES, unless earlier terminated or settled, currently requires the holder to purchase and Allstate to sell, on August 16, 2000, for an amount in cash equal to $50 or the equivalent principal amount of the related trust preferred securities or U.S. Treasury securities, a number of shares of our common stock equal to the applicable settlement rate. The applicable settlement rates discussed below are subject to change due to future events, such as stock splits, according to provisions generally designed to maintain the relative position of the FELINE PRIDES holder's purchase right in shares of our common stock.

     No fractional shares of our common stock will be issued under the FELINE PRIDES purchase contracts. Instead, the holder of Income PRIDES or Growth PRIDES is entitled to receive an amount of cash equal to the fraction of a share otherwise issuable based on a defined thirty-day average of the closing prices per share of our common stock.

     Upon payment of the purchase price, our common stock will be issued and delivered to the FELINE PRIDES holder or his or her designee only upon presentation and surrender of the FELINE PRIDES certificate and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the shares to a person other than the holder.

     Prior to settlement, our common stock underlying the related purchase contracts will not be outstanding for any purpose. Accordingly, holders of the FELINE PRIDES will not have any voting rights, rights to dividends or other distributions or other rights or privileges of a holder of our common stock until the purchase contracts are settled and the related Allstate common stock is issued and sold.

INCOME PRIDES SETTLEMENT ON AUGUST 16, 2000

     Settlement with Trust Preferred Securities. The current settlement rate applicable to Income PRIDES, which is the number of shares of our common stock issuable upon settlement of a purchase contract on August 16, 2000 to be paid for through the redemption of the related trust preferred security, is 3.5687 shares of our common stock. This settlement rate is equal to the prior settlement rate applicable to American Heritage Life common stock of 2.644 shares multiplied by the merger consideration conversion ratio of 1.34973. Upon settlement, the holder will receive 3.5687 shares of our common stock per Income PRIDES unit, and will have no further rights or obligations with respect to the FELINE PRIDES.

     Settlement With Cash. A holder of an Income PRIDES unit wishing to settle the related purchase contract with separate cash on August 16, 2000 must notify the purchase contract agent by presenting and surrendering the Income PRIDES certificate in accordance with its terms and by paying cash equal to the $50 stated amount per unit. If a holder elects to settle with cash, that holder will receive 3.5741 shares of our common stock per Income PRIDES unit, which is the cash settlement rate multiplied by the merger consideration conversion ratio. Upon cash settlement of the purchase contract underlying an Income PRIDES unit, that holder will receive:

     - 3.5741 shares of our common stock per $50 stated amount, and

     - the related 6.75% trust preferred security.

INCOME PRIDES EARLY SETTLEMENT

     A holder of an Income PRIDES unit may settle the related purchase contract at any time prior to August 16, 2000 by presenting and surrendering the Income PRIDES certificate in accordance with its terms and by paying cash equal to the $50 stated amount per unit. That holder will receive 3.5741 shares of our common stock per Income PRIDES unit, which is the cash settlement rate multiplied by the merger consideration ratio. A holder may settle early only in integral multiples of 20 Income PRIDES.

     Upon early settlement of the purchase contract underlying an Income PRIDES unit, that holder will receive:

     - 3.5741 shares of our common stock per $50 stated amount, and

     - the related 6.75% trust preferred security.

GROWTH PRIDES SETTLEMENT

     Growth PRIDES can be settled in the same manner described above relating to settlement of Income PRIDES. Whether a holder of Growth PRIDES settles early, on August 16, 2000 through the application of the principal amount of that holder's U.S. Treasury security toward payment for our common stock, or with cash, that holder will receive shares of our common stock based on a settlement rate of 3.5741 per $50 stated amount of FELINE PRIDES.

PURCHASE CONTRACT ADJUSTMENT PAYMENTS

     NO PURCHASE CONTRACT ADJUSTMENT PAYMENTS WILL BE PAID AFTER THE SETTLEMENT DATE OF THE PURCHASE CONTRACTS UNDERLYING THE FELINE PRIDES.

                      DESCRIPTION OF ALLSTATE COMMON STOCK

     The following summary of our common stock is subject in all respects to applicable Delaware law, our restated certificate of incorporation and our by-laws. See "Where You Can Find More Information."

GENERAL

     As of December 31, 1999, the authorized capital stock of The Allstate Corporation was 2,025,000,000 shares. Those shares consisted of: (a) 25,000,000 shares of preferred stock, par value of $1.00 per share, none of which was issued and outstanding; and (b) 2,000,000,000 shares of common stock, par value of $0.01, of which 900,000,000 were issued and 786,628,968 were outstanding. Each share of our common stock trades with a preferred stock purchase right.

     Our board of directors can, without approval of the stockholders, issue one or more series of preferred stock. Our board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred shares could delay a change in control of The Allstate Corporation and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock. The preferred stock will, if issued, be fully paid and non-assessable.

BOARD OF DIRECTORS

     Our restated certificate of incorporation, as amended, and our by-laws provide that the total number of directors will be not less than 3 and no more than 15 as determined by our board from time to time. We currently have 12 directors. All directors are elected at each annual meeting of shareholders to serve until the next annual meeting. Our by-laws do not provide for cumulative voting in the election of directors.

DIVIDENDS

     Common stockholders may receive dividends as and when declared by our board of directors. Dividends may be paid in cash, stock or other form. In certain cases, common stockholders may not receive dividends until obligations of any preferred stockholders have been satisfied.

VOTING RIGHTS; REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive or cumulative voting rights.

     Mergers or Consolidations. Delaware law provides that the sale, lease, exchange or disposal of all, or substantially all, of the assets of a Delaware corporation other than in the usual course of business, as well as any merger or share exchange, generally must be adopted and recommended by the board of directors and approved by a majority of shares entitled to vote on the action.

     Under Delaware law and unless required by the articles of incorporation, the vote of the shareholders of a corporation surviving a merger is not required if:

     - the articles of incorporation of the surviving corporation will not substantially differ from its articles of incorporation before the merger;

     - each shareholder of the surviving corporation before the effective date will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; and

     - either no shares of the surviving corporation and no shares, securities or obligations convertible into such shares are to be issued or delivered in the merger, or the authorized, but unissued, shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus the number of shares of common stock initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of such corporation outstanding immediately prior to the effective date of the merger.

     Affiliated Transactions. Delaware law generally prohibits an interested stockholder, which, under Delaware law, is a stockholder owning 15% or more of a public Delaware corporation's outstanding voting stock, from engaging in business combinations involving the corporation during the three years after the date the person became an interested stockholder unless, among other things:

     - prior to such date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon the completion of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced; or

     - at or after such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

     Such prohibition, however, does not apply to a corporation if, among other things:

     - the corporation's original certificate of incorporation provides that the corporation shall not be governed by the interested stockholder statute;

     - a majority of shares entitled to vote to approve an amendment to the corporation's certificate of incorporation or by-laws expressly elects not to be governed by the statute (such amendment may not be effective until one year after it was adopted and may not apply to any business combination between the corporation and any person who became an interested stockholder on or before adoption); or

     - a stockholder becomes an interested stockholder inadvertently and as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and except for inadvertently becoming an interested stockholder, was not an interested stockholder in the three years prior to consummation of the business combination.

     These business combinations include mergers, consolidations, sales of assets and transactions benefitting the interested stockholder.

PREFERRED STOCK PURCHASE RIGHTS

     We are a party to a rights agreement, dated February 12, 1999, between us and First Chicago Trust Company of New York, as rights agent. Under the agreement, one preferred stock purchase right (a right) was issued for each share of our common stock outstanding on February 26, 1999, and each share issued subsequent to February 26, 1999. Each right entitles each holder of our common stock to purchase 1/1000 of a share of Allstate junior participating preferred stock at a purchase price of $150.00.

     Under the rights agreement, prior to the distribution date the rights are represented by our common stock share certificates. The distribution date is generally either (i) the tenth day after the announcement that a person has become the beneficial owner of 15% or more of our common stock (an acquiring person), or (ii) the tenth business day after a person's public disclosure of an intention to commence a tender offer or exchange offer that would cause that person to become an acquiring person. However, after the distribution date the rights will be represented by certificates evidencing the rights.

     The rights are not exercisable until after the distribution date but must be exercised before the earlier of the close of business on February 12, 2009, the redemption date (generally, the date Allstate chooses to redeem all of the outstanding rights), or the exchange date (generally, the date occurring after a person becomes an acquiring person but before (i) a person becomes beneficial owner of 50% of our common stock, and (ii) the occurrence of a business combination, on which date we choose to exchange each right for one share of our common stock).

     Upon a person becoming an acquiring person (a triggering event), each holder of a right (other than those owned by the acquiring person, which are void) shall have the right to receive shares of our common stock in an amount calculated as follows: 50% of the current market price (the average daily closing share price of our common stock for the thirty trading days immediately prior to the triggering event) of our common stock into the exercise amount (generally $150.00). To illustrate: If the current market value is $50, a rights holder will have the right to receive six shares of our common stock.

     In the event that Allstate is acquired in a merger or other business combination, or 50% or more of its assets or earning power are directly or indirectly sold, leased or transferred to another party, each holder of an Allstate right will receive, upon exercise, common stock of the acquiring party calculated by taking 50% of the current market price of the acquiring company and dividing it into the exercise amount.

     Our rights agreement may impede or prevent takeovers that in some circumstances may be beneficial to our stockholders. The plan would not impede or prevent most change of control transactions approved by the existing Allstate board of directors and is designed to enhance or have the effect of enhancing the ability of the Allstate board of directors, and ultimately the stockholders, to negotiate with potential acquirers from a strong position and to protect stockholders against unfair or unequal treatment in an attempt to acquire Allstate. The rights agreement, may, however, have the overall effect of making it more difficult to acquire and exercise control over Allstate and remove incumbent officers and directors, without the approval of the board of directors, thus providing such officers and directors with enhanced ability to retain their positions. Such provisions might also limit opportunities for stockholder participation in certain types of transactions even though such transactions might be favored by the holders of a majority of the outstanding shares of our common stock.

                              PLAN OF DISTRIBUTION

     Our common stock will be issued and sold under this prospectus from time to time only to holders of the purchase contracts underlying the 2,070,000 FELINE PRIDES, stated amount $50, of American Heritage Life, Allstate (as co-obligor) and AHL Financing, upon settlement of those purchase contracts. The settlement date for each outstanding purchase contract is August 16, 2000, unless earlier settled by the holder as described above.

                                 LEGAL MATTERS

     The validity of the shares of Allstate common stock offered by this prospectus has been passed upon by Michael J. McCabe, Esq., Vice President and General Counsel of The Allstate Corporation. Mr. McCabe is a full-time employee and officer of The Allstate Corporation and owns 295,164 shares of its common stock as of December 31, 1999, 265,044 of which were subject to option.

                                    EXPERTS

     Our consolidated financial statements and schedules as of December 31, 1998 and for the year ended December 31, 1998 are incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated in this prospectus and the registration statement by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the offering are as follows:

Securities and Exchange Commission registration fee.........    $27,324
Legal fees and expenses.....................................     20,000
Accounting fees and expenses................................      5,000
Printing, EDGAR formatting and mailing expenses.............      1,000
Miscellaneous...............................................      1,000
                                                                -------
     Total..................................................    $54,324
                                                                =======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article IV of the by-laws of Allstate provides that Allstate will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Allstate, against liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effectiveness of this indemnity; provided that payment of such claims had not been agreed to or denied by Allstate before such date.

     Article Eighth of the restated Certificate of Incorporation of Allstate provides that a director of Allstate shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent of the Delaware General Corporation Law.

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a person who was made a party to a proceeding or threatened to be made a party to a proceeding by reason of the fact that the person is or was a director or officer of the corporation against liability actually and reasonably incurred in connection with such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the person's conduct was unlawful. A corporation may not indemnify a director or officer in connection with a proceeding where he is adjudged liable to the corporation, unless the court in which the proceeding is brought determines that such director or officer is fairly and reasonably entitled to indemnity.

     Allstate has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Allstate.

ITEM 16. EXHIBITS

     Exhibits

    2.1     --  Agreement and Plan of Merger and Reorganization dated as of
                July 8, 1999, by and among The Allstate Corporation, A.P.L.
                Acquisition Corporation and American Heritage Life
                Investment Corporation (incorporated by reference to
                Appendix A to The Allstate Corporation's Prospectus filed as part of its Registration Statement on Form S-4, Registration
                Statement No. 333-87799).
    4.1     --  Provisions of the Restated Certificate of Incorporation of
                The Allstate Corporation dated April 20, 1999, that define the rights of securityholders of The Allstate Corporation
                (incorporated by reference to Exhibit 3(a) to The Allstate
                Corporation's Form 10-Q for the quarter ended June 30,
                1999).
    4.2     --  Provisions of the Bylaws of The Allstate Corporation as
                amended effective May 18, 1999, that define the rights of
                shareholders of The Allstate Corporation (incorporated by
                reference to Exhibit 3(b) to The Allstate Corporation's Form
                10-Q for the quarter ended June 30, 1999).
    4.3.1   --  Supplemental Purchase Contract Agreement dated as of October
                29, 1999, among The Allstate Corporation, American Heritage
                Life Investment Corporation, A.P.L. Acquisition Corporation
                and Bank One Trust Company, National Association, as Agent.
    4.3.2   --  Second Supplemental Indenture dated as of October 29, 1999, among The Allstate Corporation, American Heritage Life
                Investment Corporation, A.P.L. Acquisition Corporation and
                Bank One Trust Company, National Association, as Trustee.
    4.3.3   --  Supplemental FELINE PRIDES Guarantee Agreement dated as of
                October 29, 1999, among The Allstate Corporation, American
                Heritage Life Investment Corporation and A.P.L. Acqui-
                sition Corporation.
    4.3.4   --  Supplemental Preferred Securities Guarantee Agreement dated as of October 29, 1999, among The Allstate Corporation,
                American Heritage Life Investment Corporation, A.P.L.
                Acquisition Corporation and Bank One Trust Company, National
                Association, as Trustee.
    4.3.5   --  Supplemental Pledge Agreement dated as of October 29, 1999, among The Allstate Corporation, American Heritage Life
                Investment Corporation, A.P.L. Acquisition Corporation, Bank
                One Trust Company, National Association, as Purchase
                Contract Agent and The Chase Manhattan Bank, as Collateral
                Agent.
    4.4     --  Rights Agreement dated as of February 12, 1999 between The
                Allstate Corporation and First Chicago Trust Company of New
                York, as Rights Agent (incorporated by reference to Exhibit
                4 to The Allstate Corporation's Form 8-K dated February 12,
                1999).
    5.1     --  Opinion of Michael J. McCabe, Esq., General Counsel, of The
                Allstate Corporation, regarding the validity of the shares.
    15      --  Acknowledgement of Deloitte & Touche LLP.
    23.1    --  Consent of Deloitte & Touche LLP.
    23.2    --  Consent of Michael J. McCabe, Esq. (included in Exhibit
                5.1).
    24.1    --  Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Northbrook, Illinois, on January 31, 2000.

                                          The Allstate Corporation

                                          By:    /s/ MICHAEL J. MCCABE
                                          --------------------------------------
                                              Name: Michael J. McCabe
                                              Title: Vice President and General
                                          Counsel

     Each person whose signature appears below hereby constitutes and appoints Edward M. Liddy, John L. Carl, Robert W. Pike, Samuel H. Pilch and Michael J. McCabe as true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on January 31, 2000 by the following persons in the capacities indicated.

                     SIGNATURE                                        TITLE                      DATE
                     ---------                                        -----                      ----
                /s/ EDWARD M. LIDDY                       Chairman of the Board,
---------------------------------------------------       President and Chief Executive
                  Edward M. Liddy                         Officer, Director                January 31, 2000

                 /s/ JOHN L. CARL                         Vice President and Chief
---------------------------------------------------       Financial Officer (Principal
                   John L. Carl                           Financial Officer)               January 31, 2000

                /s/ SAMUEL H. PILCH                       Controller
---------------------------------------------------       (Principal Accounting
                  Samuel H. Pilch                         Officer)                         January 31, 2000

                                                          Director
---------------------------------------------------
                 F. Duane Ackerman

               /s/ JAMES G. ANDRESS                       Director                         January 31, 2000
---------------------------------------------------
                 James G. Andress

                /s/ WARREN L. BATTS                       Director                         January 31, 2000
---------------------------------------------------
                  Warren L. Batts

               /s/ EDWARD A. BRENNAN                      Director                         January 31, 2000
---------------------------------------------------
                 Edward A. Brennan

                /s/ JAMES M. DENNY                        Director                         January 31, 2000
---------------------------------------------------
                  James M. Denny

               /s/ W. JAMES FARRELL                       Director                         January 31, 2000
---------------------------------------------------
                 W. James Farrell

                     SIGNATURE                                        TITLE                      DATE
                     ---------                                        -----                      ----
                                                          Director
---------------------------------------------------
                  Ronald T. LeMay

               /s/ MICHAEL A. MILES                       Director                         January 31, 2000
---------------------------------------------------
                 Michael A. Miles

              /s/ H. JOHN RILEY, JR.                      Director                         January 31, 2000
---------------------------------------------------
                H. John Riley, Jr.

                /s/ JOSHUA I. SMITH                       Director                         January 31, 2000
---------------------------------------------------
                  Joshua I. Smith

                                                          Director
---------------------------------------------------
                Judith A. Spreiser

                                 EXHIBIT INDEX

     EXHIBIT NO.:                                        DOCUMENT DESCRIPTION:

    2.1     --  Agreement and Plan of Merger and Reorganization dated as of
                July 8, 1999, by and among The Allstate Corporation, A.P.L.
                Acquisition Corporation and American Heritage Life
                Investment Corporation (incorporated by reference to
                Appendix A to The Allstate Corporation's Prospectus filed as part of its Registration Statement on Form S-4, Registration
                Statement No. 333-87799).
    4.1     --  Provisions of the Restated Certificate of Incorporation of
                The Allstate Corporation dated April 20, 1999, that define the rights of securityholders of The Allstate Corporation
                (incorporated by reference to Exhibit 3(a) to The Allstate
                Corporation's Form 10-Q for the quarter ended June 30,
                1999).
    4.2     --  Provisions of the Bylaws of The Allstate Corporation as
                amended effective May 18, 1999, that define the rights of
                securityholders of The Allstate Corporation (incorporated by reference to Exhibit 3(b) to The Allstate Corporation's Form
                10-Q for the quarter ended June 30, 1999).
    4.3.1   --  Supplemental Purchase Contract Agreement dated as of October
                29, 1999, among The Allstate Corporation, American Heritage
                Life Investment Corporation, A.P.L. Acquisition Corporation
                and Bank One Trust Company, National Association, as Agent.
    4.3.2   --  Second Supplemental Indenture dated as of October 29, 1999, among The Allstate Corporation, American Heritage Life
                Investment Corporation, A.P.L. Acquisition Corporation and
                Bank One Trust Company, National Association, as Trustee.
    4.3.3   --  Supplemental FELINE PRIDES Guarantee Agreement dated as of
                October 29, 1999, among The Allstate Corporation, American
                Heritage Life Investment Corporation and A.P.L. Acqui-
                sition Corporation.
    4.3.4   --  Supplemental Preferred Securities Guarantee Agreement dated as of October 29, 1999, among The Allstate Corporation,
                American Heritage Life Investment Corporation, A.P.L.
                Acquisition Corporation and Bank One Trust Company, National
                Association, as Trustee.
    4.3.5   --  Supplemental Pledge Agreement dated as of October 29, 1999, among The Allstate Corporation, American Heritage Life
                Investment Corporation, A.P.L. Acquisition Corporation, Bank
                One Trust Company, National Association, as Purchase
                Contract Agent and The Chase Manhattan Bank, as Collateral
                Agent.
    4.4     --  Rights Agreement dated as of February 12, 1999 between The
                Allstate Corporation and First Chicago Trust Company of New
                York, as Rights Agent (incorporated by reference to Exhibit
                4 to The Allstate Corporation's Form 8-K dated February 12,
                1999).
    5.1     --  Opinion of Michael J. McCabe, Esq., General Counsel, of The
                Allstate Corporation, regarding the validity of the shares.
    15      --  Acknowledgement of Deloitte & Touche LLP.
    23.1    --  Consent of Deloitte & Touche LLP.
    23.2    --  Consent of Michael J. McCabe, Esq. (included in Exhibit
                5.1).
    24.1    --  Power of Attorney (included on signature page).